Exhibit 3.1

ARTICLES OF INCORPORATION
(Domestic profit corporation)

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is Dykema NameHolding Corporation No. 2.

ARTICLE II

The purposes for which the corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized capital of the corporation is 5,000,000 shares of common stock, $0.01 par value per share.

ARTICLE IV

The address and the mailing address of the initial registered office is 35th Floor, 400 Renaissance Center, Detroit, Michigan 48243. The name of the initial resident agent at the registered office is Paul R. Rentenbach.

ARTICLE V

The name and address of the incorporator are: Paul R. Rentenbach, 35th Floor, 400 Renaissance Center, Detroit, Michigan 48243.

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of the corporation is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

ARTICLE VII

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for broach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act, as the same exists or hereafter may be amended; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of these Articles of Incorporation. If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.

I, the incorporator sign my name this September 21, 1989.

/s/ Paul R. Rentenbach
Paul R. Rentenbach

DOCUMENT WILL BE RETURNED TO NAME AND MAILING ADDRESS INDICATED IN THE BOX BELOW. Include name, street and number (or P.O. box), city, state and ZIP code.	Name of person or organization remitting fees: Dykema Gossett

Paul R. Rentenbach Dykema Gossett 35th Floor, 400 Renaissance Center Detroit, Michigan 48243	Preparer’s name and business telephone number: Paul R. Rentenbach (313) 568-6973

RESTATED ARTICLES OF INCORPORATION
For use by domestic profit corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

1. The present name of the corporation is:	Sterling Bancorp, Inc.

2. The corporation identification number (CID) assigned by the Bureau is:	236-008.

3. All former names of the corporation are:	Dykema Nameholding Corporation No. 2.

4. The date of filing the original Articles of Incorporation was:	September 22, 1989

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is Sterling Bancorp, Inc.

ARTICLE II

The purpose for which the corporation is organized is to become a registered thrift holding company under the federal Home Owners’ Loan Act, as amended, or a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, or both, and to engage in any other activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan, as it exists on the date hereof and as it may be amended from time to time hereafter (the “Michigan Business Corporation Act”).

ARTICLE III

The aggregate number of shares of all classes of the capital stock which the corporation has authority to issue is 2,000,000, which shall be divided into a class of 1,000,000 shares (“Common Shares”) of common stock and a class of 1,000,000 shares (“Preferred Shares”) of preferred stock.

Preferred Shares

Subject to the limitations and restrictions set forth in this Article III, the Board of Directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued Preferred Shares (whether or not previously designated as shares of a particular series, and including Preferred Shares of any series issued and thereafter acquired by the corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of Preferred Shares may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of Preferred Shares issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All Preferred Shares of any one series shall be alike in every particular.

The rights, qualifications, limitations or restrictions of each series of Preferred Shares shall be as stated and expressed in the resolution or resolutions adopted by the Board of Directors which provides for the issuance of such series, which resolutions shall determine, fix or alter the following:

(1)                                 The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(2)                                 The rate of the annual dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Shares, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;

(3)                                 The amount per share, if any, which the holders of Preferred Shares of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the corporation;

(4)                                 The conversion or exchange rights, if any, of such series, including without limitation, the price or prices, rate or rates, provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which Preferred Shares constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

(5)                                 Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

(6)                                 Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(6)                                 The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the corporation in case of dividend arrearage or other specified events;

(7)                                 Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions as to issuance or as to the power, preferences or rights of any such other series; and

(8)                                 Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

Common Shares

None of the Common Shares shall be entitled to any preferences, and each Common Share shall be equal to every other share of such class of stock in every respect.

After payment or declaration of full cumulative dividends on all shares having priority over the Common Shares as to dividends, and after making all sinking or retirement fund payments on all series of Preferred Shares and on any other stock of the corporation ranking as to dividends or assets prior to the Common Shares providing for the same, dividends on the Common Shares may be declared and paid, but only when and as determined by the Board of Directors.

On any dissolution, liquidation or winding up of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Shares the full preferential amounts to which they are respectively entitled, the holders of the Common Shares shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

At all meetings of shareholders of the corporation, the holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record.

General Provisions

No shareholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

ARTICLE IV

The address and the mailing address of the current registered office of the corporation is One Towne Square, 17th Floor, Southfield, Michigan 48076.

The name of the current resident agent at the registered office is Richard Zamojski.

ARTICLE V

The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The first class of the first board of directors shall be elected to hold office for a term expiring at the annual meeting of shareholders in 1994, directors of the second class shall be elected to hold office for a term expiring at the next succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled only by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors given at a meeting of the shareholders specifically called for that purpose.

ARTICLE VI

Directors and officers of the corporation shall be indemnified in connection with any actual or threatened action or proceeding (including civil, criminal, administrative or investigative proceedings) arising out of their service to the corporation or to another organization at the corporation’s request, and shall be paid expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by law. Persons who are not directors or officers of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors or the Bylaws of the corporation. The provisions of this Article shall be applicable to actions or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof, and to persons who have ceased to be directors, officers or employees, and shall inure to the benefit of their heirs, executors, and administrators. The right to indemnification and advancement of expenses conferred hereunder shall be a contract right which may not be modified retroactively without the written consent of the director or officer and shall not be deemed exclusive of any other rights to indemnification or advancement of expenses such person may have or to which such person may be entitled.

If a claim under this Article VI is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the corporation to recover advances, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) it shall be a defense that, and in any action brought by the corporation to recover advances the corporation shall be entitled to recover such advances if, the indemnitee has not met the applicable standard of conduct set forth in the Michigan Business Corporation Act. Neither the failure of the corporation (including its Board of Directors, a committee of its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Michigan Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, a committee of its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to an action brought by the indemnitee or create a presumption that the indemnitee has not met the applicable standard of conduct. In any action brought by the indemnitee to enforce a right hereunder or by the corporation to recover payments by the corporation of advances, the burden of proof shall be on the corporation.

ARTICLE VII

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.

ARTICLE VIII

Notwithstanding any other provisions of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend or repeal any or all of the provisions of Articles V, VI or VII or this Article VIII of these Articles of Incorporation, and the shareholders of the corporation shall not have the right to amend or repeal any or all provisions of the Bylaws of the corporation, unless so adopted by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of stock of the corporation generally entitled to vote in the election of directors, considered for purposes of this Article VIII as a class; provided, however, that in the event the Board of Directors of the corporation shall recommend to the shareholders the adoption of any such amendment of a nature described in this Article IX, the shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article VIII as a class, may amend, modify or repeal any or all of such provisions.

*    *    *    *    *     *

These Restated Articles of Incorporation were duly adopted on January 19, 1994, in accordance with the provisions of Section 642 of the Michigan Business Corporation Act and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Michigan Business Corporation Act.

Signed this January 20, 1994.

STERLING BANCORP, INC.

	By:	/s/ Richard Zamojski
Richard Zamojaki
President

APR 21 2004 Bureau of Commercial Services Document will be returned to the name and address you enter above. If left blank, document will be mailed to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate: 9 25775931.1 3.Article III of the Articles of Incorporation is hereby amended to read as follows: Article III of the Restated Articles of Incorporation is hereby amended by the addition of Item (i) to Article III, which Item (i) is set forth in its entirety on the Attachment to the Certificate of Amendment to the Articles of Incorporation of Sterling Bancorp, Inc., which Attachment consists of seven (7) pages 1.The present name of the corporation is:Sterling Bancorp, Inc. 2.The identification number assigned by the Bureau is: 236-008 MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES BUREAU OF COMMERCIAL SERVICES Date Received APR 20 2004 (FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document 517-663-2525 Ref #41343 Attn: Cheryl J. Bixby MICHIGAN RUNNER SERVICE P.O. Box 266 Eaton Rapids, MI 48827 FILED Administrator EFFECTIVE DATE:

COMPLETE ONLY ONE OF THE FOLLOWING: 10 25775931.1 5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.) The foregoing amendment to the Articles of Incorporation was duly adopted on the 17th day of March , 2004 , by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following) at a meeting the necessary votes were cast in favor of the amendment by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.) by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation. by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation. by the board of a profit corporation pursuant to section 611(2). Nonprofit Corporations Signed this day of , By (Signature President, Vice President, Chairperson or Vice Chairperson (Type or Print Name) Profit Corporations and Professional Service Corporations Signed this 17th day of March, 2004 By /s/ Thomas St. Dennis (Signature of an authorized officer or agent) Thomas St. Dennis, Chairman (Type or Print Name) 4.(For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.) The foregoing amendment to the Articles of Incorporation was duly adopted on theday of , , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of (Signature)(Signature) (Type or Print Name)(Type or Print Name) (Signature)(Signature) (Type or Print Name)(Type or Print Name)

Attachment to the Certificate of Amendment to

the Articles of Incorporation of

Sterling Bancorp, Inc.

(i)                                     Series A Preferred Shares. Subject in all cases to the other provisions of this Article III, the following sets forth the designation, preferences, limitations as to dividends, voting and other rights, and the terms and conditions of redemption of the Series A Preferred Shares (defined below) of the corporation.

(a)                                 There is hereby established a series of Preferred Shares designated “Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share” (the “Series A Preferred Shares”), which shall consist of 200,000 authorized shares.

(b)                                 All shares of Series A Preferred Shares redeemed, purchased, exchanged, or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Shares.

(c)                                  The Series A Preferred Shares shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (i) junior to any other series of Preferred Shares hereafter duly established by the Board of Directors, the terms of which specifically provide that such series shall rank prior to the Series A Preferred Shares as to the payment of dividends and distribution of assets upon liquidation (the “Senior Preferred Shares”), (ii) pari passu with any other series of Preferred Shares hereafter duly established by the Board of Directors, the terms of which specifically provide that such series shall rank pari passu with the Series A Preferred Shares as to the payment of dividends and distribution of assets upon liquidation (the “Parity Preferred Shares”), and (iii) prior to any other class or series of capital shares, including, without limitation, the Common Shares of the Corporation, whether now existing or hereafter duly established by the Board of Directors (collectively, the “Junior Shares”).

(d)                                 (1)                                 Subject to the rights of any Senior Preferred Shares, the holders of the then outstanding shares of Series A Preferred Shares shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at an annual rate equal to the 90 day Libor rate as in effect at the beginning of each quarterly period plus 280 basis points of the $100 per share liquidation preference (i.e., $3.91 per annum per share as of the date hereof). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable in equal quarterly amounts in arrears on or before the last day of each March, June, September, and December or, if such day is not a business day, the next succeeding business day (each, a “Dividend Payment Date”) (for the purposes of this Subparagraph (1) of this Paragraph (d), a “business day” is any day, other than a Saturday, Sunday, or legal holiday, on which banks in Detroit, Michigan, are open for business). The first dividend, which shall be paid on June 30, 2004, will be for less than a full quarter.  All dividends on the Series A Preferred Shares, including any dividend for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the corporation at the close of business on the applicable record date, which

1

shall be the 16th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designed by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(2)                                 No dividends on the Series A Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the corporation if any regulatory requirement or agreement of the corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment, or setting apart for payment, would constitute a violation of, breach of, or a default under, such regulatory requirement or agreement or if such declaration, payment, or setting aside shall be restricted or prohibited by law.

(3)                                 Dividends on the Series A Preferred Shares shall accrue and be cumulative regardless of whether the Corporation has earnings, regardless of whether there are funds legally available for the payment of such dividends, and regardless of whether such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth below in this Subparagraph (3), no dividends shall be declared or paid or set apart for payment on any Common Shares or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in shares of Junior Shares) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata, so that the amount of dividends declared per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest shall be payable in respect of any dividend payment on the Series A Preferred Shares that may be in arrears. Holders of shares of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property, or shares, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on shares of the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(4)                                 Except as provided in Subparagraph (3) of this Paragraph (d) of this Item (i) of this Article III, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or

2

declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period:  (i) no dividends (other than in shares of Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares (or any other Preferred Shares ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation); and (ii) no shares of Common Shares (or any other Preferred Shares ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation) shall be redeemed, purchased, or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for Junior Shares.

(e)                                  Subject to the rights of any Senior Preferred Shares, upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, and before any distribution of assets shall be made in respect of any Junior Shares, the holders of the Series A Preferred Shares shall be entitled to be paid out of the assets of the corporation legally available for distribution to its shareholders a liquidation preference of $100 per share in cash (or property having a fair market value as determined by the Board of Directors valued at $100 per share), plus an amount equal to any accrued but unpaid dividends to the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares shall have no right or claims to any of the remaining assets of the corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, the available assets of the corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series A Preferred Shares and the corresponding amounts payable on all shares of Parity Preferred Shares, then the holders of Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Neither the consolidation or merger of the corporation with or into any other corporation, trust, or entity (or of any other corporation with or into the corporation) nor the sale, lease, or conveyance of all or substantially all of the property or business of the corporation shall be deemed to constitute a liquidation, dissolution or winding up of the corporation for the purpose of this Paragraph (e) of this Item (i).

(f)                                   (1)                                 The corporation, at its option, upon not less than 30 or more than 60 days written notice, may redeem shares of Series A Preferred Shares, in whole or in part, at any time and from time to time, for a cash redemption price of $100 per share, plus all accrued and unpaid dividends to the date fixed for redemption (except as provided below).

(2)                                 The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued but unpaid dividends) shall be payable solely out of funds legally available for the redemption of capital shares, but subject to any regulatory requirements or agreement of the corporation, including any agreement relating to its indebtedness, which prohibits the

3

redemption of capital shares or provides that such redemption would constitute a violation of, or a breach of or a default under such regulatory requirement or agreement or any legal restriction or prohibition. Holders of Series A Preferred Shares to be redeemed shall surrender such shares at the place designated in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption has been given and if the corporation has set aside in trust the funds necessary for the redemption, then from and after the redemption date; (i) dividends shall cease to accrue on such shares of Series A Preferred Shares; (ii) such shares of Series A Preferred Shares shall no longer be deemed outstanding; and (iii) all rights of the holders of such shares shall terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the corporation.

(3)                                 Unless full cumulative dividends on all shares of Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Series A Preferred Shares shall be redeemed unless all outstanding shares of Series A Preferred Shares are simultaneously redeemed, and the corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Shares (except by exchange for Junior Shares); however, the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Shares pursuant to the purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares.

(4)                                 Notice of redemption shall be mailed by the corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the shares transfer records of the corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Shares to be redeemed from such holder.

(5)                                 The holders of Series A Preferred Shares at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the corporation’s

4

default in the payment of the dividend due. Except as provided above, the corporation will make no payment or allowance for unpaid dividends, regardless of whether in arrears on called Series A Preferred Shares.

(6)                                 The Series A Preferred Shares have no stated maturity and shall not be subject to any sinking fund or mandatory redemption. The Series A Preferred Shares are not convertible into any other securities of the corporation.

(g)                                  (1)                                 Except as may be required by law or as otherwise expressly provided in this Item (i) of this Article III, the holders of Series A Preferred Shares shall not be entitled to vote. On all matters with respect to which the Series A Preferred Shares are entitled to vote, each share of Series A Preferred Shares shall be entitled to one vote.

(2)                                 As long as any shares of Series A Preferred Shares remain outstanding, the corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares (voting as a separate class): (i) amend, alter, or repeal the provisions of these Restated Articles of Incorporation, whether by merger, consolidation, or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege, or voting power of the Series A Preferred Shares or the holders thereof; however, as long as the Series A Preferred Shares remain outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, the corporation may not be the surviving entity, the occurrence of an Event shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of the holders of Series A Preferred Shares, and (ii) any increase in the amount of authorized shares of the Series A Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

(3)                                 Notwithstanding the foregoing, the Series A Preferred Shares shall not be entitled to vote, and the foregoing voting provisions shall not apply, if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Series A Preferred Shares have been redeemed or called for redemption, and sufficient funds have been deposited in trust for the benefit of the holders of the Series A Preferred Shares to effect such redemption.

5

Document will be returned to the name and address you enter above. If left blank, document will be mailed to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate: 3.Article III of the Articles of Incorporation is hereby amended to read as follows: The Section entitled “Common Shares” of Article III of the Restated Articles of Incorporation is hereby amended in its entirety by the amendment which is set forth in its entirety on the Attachment to the Certificate of Amendment to the Articles of Incorporation of Sterling Bancorp, Inc., which Attachment consists of one (1) page. 1.The present name of the corporation is:Sterling Bancorp, Inc. 2.The identification number assigned by the Bureau is: 236008 MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES Date Received (FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document. Name Clark Hill PLC c/o Jeffrey J. Van Winkle Address 200 Ottawa St. N.W., Suite 600 CityStateZip Code Grand Rapids MI 49503 EFFECTIVE DATE:

COMPLETE ONLY ONE OF THE FOLLOWING: 5. Profit Corporation Only: Shareholder or Board Approval The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 21 day of May, 2008, by the: (check one of the following)  shareholders at a meeting in accordance with Section 611(3) of the Act.  written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.)  written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.  board of a profit corporation pursuant to section 611(2) of the Act. Profit Corporations and Professional Service Corporations Signed this 7 day of July, 2008 By /s/ Aretha Glover-Bohannon (Signature of an authorized officer or agent) Aretha Glover-Bohannon (Type or Print Name) 4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees. The foregoing amendment to the Articles of Incorporation was duly adopted on theday of , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of (Signature)(Signature) (Type or Print Name)(Type or Print Name) (Signature)(Signature) (Type or Print Name)(Type or Print Name)

ATTACHMENT TO:
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
STERLING BANCORP, INC.

Common Stock.

(a)                                 Authorized Shares. The total number of shares of common stock that the Corporation shall have authority to issue is 1,000,000 shares, consisting of two classes of common stock:

(i)                                     980,000 shares of common stock (the “Common Shares”); and

(ii)                                  20,000 shares of non-voting common stock (the “Non-Voting Common Shares”).  (The Common Shares and the Non-Voting Common Shares shall collectively be referred to as the “Common Stock.”).

(b)                                 Relative Rights and Preferences.  The relative rights, privileges, and limitations of the Common Shares and the Non-Voting Common Shares shall be identical in all respects, share for share, except the voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Shares, unless otherwise required by law. On all matters with respect to which the Common Shares are entitled to vote, each Common Share shall be entitled to one vote.

(c)                                  Dividends. After payment or declaration of full cumulative dividends on all shares having priority over the Common Stock as to dividends, and after making all sinking or retirement fund payments on all series of Preferred Shares and on any other stock of the Corporation ranking as to dividends or assets prior to the Common Stock providing for the same, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

(d)                                 Liquidating Distribution. On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the Corporation available for distribution to its shareholders.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by domestic corporations

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.                                      The present name of the corporation is Dykema Nameholding Corporation No. 2.

2.                                      The corporation identification number assigned by the Bureau is: 236-008.

3.                                      The location of its registered office is 400 Renaissance Center, 35th Floor, Detroit, Michigan 48243.

4.                                      Article I of the corporation’s Articles of Incorporation is hereby amended to read as follows:

“The name of the corporation is Sterling Bancorp, Inc.”

5.                                      The foregoing amendment to the Articles of Incorporation was duly adopted on the 12th day of January, 1994, by written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 18th day of January 1994.

/s/ Paul R. Rentenbach
Paul R. Rentenbach, President

DOCUMENT WILL BE RETURNED TO NAME AND MAILING ADDRESS INDICATED IN THE BOX BELOW. Include name, street and number (or P.O. box), city, state and ZIP code.	Name of person or organization remitting fees:
Janice M. Thieleman

Dykema Gossett, PLLC
DYKEMA GOSSETT PLLC	Preparer’s name and business telephone number:
400 Renaissance Center
Detroit, Michigan 48243	Janice M. Thieleman

Attention: Mr. Paul R. Rentenbach	(313) 568-6706

INFORMATION AND INSTRUCTIONS

1.	The amendment cannot be filed until this form, or a comparable document, is submitted.

2.

Submit one original copy of this document. Upon filing, a microfilm copy will be prepared for the records of the Corporation and Securities Bureau. The original copy will be returned to the address appearing in the box above as evidence of filing.

Since this document must be microfilmed, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3.

This document is to be used pursuant to the provisions of section 631 of the Act for the purpose of amending the articles of incorporation of a domestic profit or nonprofit corporation. Do not use this form for restated articles. A nonprofit corporation is one incorporated to carry out any lawful purpose or purposes not involving pecuniary profit or gain for its directors, officers, shareholders, or members. A nonprofit corporation formed on a nonstock directorship basis, as authorized by Section 302 of the Act, may or may not have members, but if it has members, the members are not entitled to vote.

4.	Item 2 — Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

5.

Item 4 — The article being amended must be set forth in its entirety. However, if the article being amended is divided into separately identifiable sections, only the sections being amended need be included.

6	This document is effective on the date approved and filed by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.

7.

If the amendment is adopted before the first meeting of the board of directors, item 5(a) must be completed and signed in ink by a majority of the incorporators if more than one listed in Article V of the Articles of Incorporation if a profit corporation, and all the incorporators if a non-profit corporation. If the amendment is otherwise adopted, item 5(b) must be completed and signed in ink by the president, vice-president, chairperson or vice-chairperson of the corporation.

8.	FEE: (Make remittance payable to the State of Michigan.
	Include corporation name and CID Number on check or money order)	$10.00
Franchise fee for profit corporations (payable only if authorized shares have increased):
	each additional 20,000 authorized shares or portion thereof	$30.00

9.	Mail form and fee to:
Michigan Department of Commerce
Corporation and Securities Bureau
Corporation Division
P.O. Box 30054
6546 Mercantile Way
Lansing, MI 48909
Telephone: (517) 334-6302

CSCL/CD-515 (Rev. 02/17) Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate: 3.Article III of the Articles of Incorporation is hereby amended to read as follows: The Section entitled “Common Shares” of Article III of the Restated Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced by the amendment which is set forth on the Attachment to the Certificate of Amendment to the Articles of Incorporation of Sterling Bancorp, Inc., which attachment consists of one (1) page. 1.The present name of the corporation is: Sterling Bancorp, Inc. 2.The identification number assigned by the Bureau is: 236008 MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU Data Received This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document. EFFECTIVE DATE: Name Stephanie Swan Address 222 N. Washington Square CityStateZip Code Lansing MI 48933

COMPLETE ONLY ONE OF THE FOLLOWING: 5. Profit Corporation Only: Shareholder or Board Approval The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 31st day of August, 2017, by the: (check one of the following)  shareholders at a meeting in accordance with Section 611(3) of the Act. written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)  written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act. board of a profit corporation pursuant to Section 611(2) of the Act. Profit Corporations and Professional Service Corporations Signed this _7th day of September_, 2017 By/s/ Colleen L. Kimmel (Signature of an authorized officer or agent) Colleen L. Kimmel (Type or Print Name) 4.Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees. The foregoing amendment to the Articles of Incorporation was duly adopted on the day of ,, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of , (Signature)(Signature) (Type or Print Name)(Type or Print Name) (Signature)(Signature) (Type or Print Name)(Type or Print Name)

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF STERLING BANCORP, INC.

Common Stock

(a) Authorized Shares.   The total number of shares of common stock that the Corporation shall have authority to issue is 500,000,000 shares, consisting of two classes of common stock:

(i)  490,000,000 shares of common stock (the “Common Shares”); and

(ii) 10,000,000 shares of non-voting common stock (the “Non-Voting Common Shares”).  (The Common Shares and the Non-Voting Common Shares shall collectively be referred to as the “Common Stock”).

(b) Relative Rights and Preferences.  The relative rights, privileges, and limitations of the Common Shares and the Non-Voting Common Shares shall be identical in all respects, share for share, except the voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Shares, unless otherwise required by law.  On all matters with respect to which the Common Shares are entitled to vote, each Common Share shall be entitled to one vote.

(c)  Dividends.  After payment or declaration of full cumulative dividends on all shares having priority over the Common Stock as to dividends, and after making all sinking or retirement fund payments on all series of Preferred Shares and on any other stock of the Corporation ranking as to dividends or assets prior to the Common Stock providing for the same, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

(d)  Liquidating Distribution.  On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the Corporation available for distribution to its shareholders.